Exhibit 10.1

Execution Version

AMENDED AND RESTATED CONSULTING SERVICES AGREEMENT

This Amended and Restated Consulting Services Agreement (this “Agreement”), dated as of October 15, 2020, by and between Ortho-Clinical Diagnostics, Inc., a New Jersey corporation (as successor to Crimson Merger Sub, Inc., the “Company”), and Carlyle Investment Management, L.L.C., a Delaware limited liability company (“Advisor”).

RECITALS

WHEREAS, Crimson Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Advisor entered into that certain Consulting Services Agreement dated as of June 30, 2014 (the “Prior Agreement”);

WHEREAS, on July 1, 2014, Merger Sub merged with and into the Company with the Company as the surviving entity;

WHEREAS, Advisor is an investment adviser registered (either directly or as a relying adviser) with the Securities and Exchange Commission under the Investment Advisers Act of 1940 and acts as investment adviser or sponsor to various private equity funds that invest or hold securities in operating companies (such as the Company) and provide investment advice to these private equity funds in connection with their investment in such portfolio companies;

WHEREAS, Advisor, by and through its officers, employees, agents, representatives and Affiliates, has expertise in, among other things, formation, management and structuring of businesses and organizations, business strategy, analysis of industries and markets, acquisition and disposition strategy, business due diligence, business integration and other matters relating to the structural, strategic and financial (as opposed to operational) management of businesses;

WHEREAS, Advisor, in connection with providing investment advice to or for the benefit of these private equity funds, may provide consulting services to portfolio companies in exchange for compensation, all or a portion of which may be paid to the private equity funds or applied to offset payment obligations of the private equity funds to the Advisor;

WHEREAS, the Company desires to avail itself of the expertise of Advisor in the aforesaid areas, in which it acknowledges the expertise of Advisor; and

WHEREAS, the Company and Advisor desire to amend and restate the Prior Agreement in its entirety as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the parties hereto agree as follows:

Section 1. Appointment.

The Company hereby appoints Advisor to render the advisory and consulting services described in Section 2 hereof on the terms and conditions set forth in this Agreement.

Section 2. Services.

(a) In connection with the transactions contemplated by that certain Stock and Asset Purchase Agreement, dated as of January 16, 2014, by and between Crimson Bermuda Co. Ltd., a Bermuda exempted limited liability company, and Johnson & Johnson, a New Jersey corporation (together with any and all other agreements, documents, instruments and certificates entered into in connection with the transactions contemplated thereby and the financing thereof, the “Transaction Documents”), prior to the consummation of the transactions contemplated by the Transaction Documents, Advisor provided to the Company strategic advisory and consulting services described on Schedule I hereto (the “New Company Advisory Services”). Nothing in this Agreement shall require Advisor to engage in any activities as a broker-dealer or investment adviser under the laws of any jurisdiction in which it performs the services.

(b) The Company hereby engages Advisor to provide to the Company, by and through such of Advisor’s officers, employees, agents, representatives and Affiliates as Advisor, in its sole discretion, shall designate (the “Advisor Designees”), from time to time as requested by the Company and mutually agreed by the Company and Advisor, advisory, consulting and other services in relation to, among other things, development and execution of business strategy, analysis of industries and markets, acquisition and disposition strategy, business due diligence, business integration and other matters relating to the strategic and financial (as opposed to operational) management of the businesses of the Company and its Affiliates (the “Consulting Services”). The “Consulting Services” do not include any services related to the day-to-day operation, management or supervision of the business or facilities of the Company and its Affiliates, including, without limitation, facility or business budget analysis, health or safety matters, regulatory compliance or policy and procedure development (the “Excluded Services”), it being understood that Advisor will not provide and shall not be deemed to have any knowledge of activities constituting the Excluded Services. Further, in providing the Consulting Services or otherwise, Advisor shall not be deemed to be acting in concert with the Company or any of its Affiliates, including, without limitation, for purposes of the Company’s compliance with any and all consent decrees to which the Company is party or may be party in the future. As used herein, the term “Affiliate” of any specified person or entity means any person or entity controlling, controlled by or under common control with such specified person or entity.

(c) It is acknowledged and agreed that, from time to time, Advisor may be requested to perform services, in addition to the New Company Advisory Services and Consulting Services for which Advisor will be entitled to additional compensation, as set forth in Section 3(c) below.

Section 3. Fees.

(a) In consideration of the New Company Advisory Services provided to Merger Sub by Advisor, Merger Sub, on June 30, 2014, paid to Advisor (or a designee of Advisor) a non-refundable and irrevocable fee of $30,000,000 in cash (the “New Company Advisory Services Fee”).

(b) In consideration of the performance of the Consulting Services contemplated by Section 2(b) hereof, the Company agrees to pay to Advisor (or a designee of Advisor), in cash, a non-refundable and irrevocable annual fee of $3,000,000 (the “Annual Fee” and, together with the New Company Advisory Services Fee and any fees payable pursuant to Section 3(c) hereof, the “Advisory Fees”) during the term hereof. The Annual Fee shall be payable quarterly in advance beginning on June 30, 2014 (the “Initial Payment Date”).

(c) In consideration of any services, other than the New Company Advisory Services and Consulting Services, that may be provided by Advisor to the Company from time to time during the term of this Agreement, Advisor shall be entitled to receive such additional compensation as agreed upon by the Company and Advisor.

(d) Any and all payments required to be made to Advisor (or its designee) hereunder shall be made free and clear of, and without deduction for, any federal, state, local, foreign or other taxes, duties and assessments in the nature of a tax imposed by a governmental entity or tax authority (“Taxes”), other than any Taxes imposed on Advisor’s net income or branch profits of any jurisdiction in which Advisor is organized or in which its principal office is located, or as a result of any other present or former connection between Advisor and the jurisdiction imposing such Taxes and any Taxes imposed as a result of Advisor’s failure timely provide an IRS Form W-9 to the Company; provided, however, that, if the Company shall be required by applicable law to deduct any such Taxes from any payment hereunder, (i) such payment shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional amounts payable under this Section 3(d)), Advisor receives payments equal to the amount it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.    Advisor has provided to the Company an IRS Form W-9 prior to or simultaneous with the execution of this Agreement and shall provide an IRS Form W-9 for future years at such times reasonably requested by the Company.

Section 4. Out-of-Pocket Expenses.

In addition to the compensation payable to Advisor pursuant to Section 3 hereof, the Company shall, promptly at the request of Advisor, reimburse Advisor for, or at Advisor’s request, pay directly on Advisor’s behalf, the Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean all reasonable out-of-pocket expenses incurred or accrued by or on behalf of Advisor or its Affiliates in connection with performance of the New Company Advisory Services, the Consulting Services or any other services provided under this Agreement (or, for the avoidance of doubt, the Prior Agreement), including, without limitation, (i) fees, expenses and disbursements of any counsel, consultants, investment bankers, accountants, financial advisors and other independent professionals and organizations, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services and (iii) transportation, per diem, regulatory filing, telephone calls, word processing expenses or any similar third-party expense not associated with its ordinary operations. All reimbursements for Out-of-Pocket Expenses shall be made promptly upon presentation by Advisor to the Company of the invoices in connection therewith.

Section 5. Termination.

(a) This Agreement will continue in full force and effect until the earlier of (i) the second anniversary of an initial public offering of equity securities of the Company, any direct subsidiary of the Company, any other entity that, directly or indirectly, owns 100% of the equity securities of the Company, one or more subsidiaries of the Company or any of their respective successors and (ii) the date Advisor and its Affiliates collectively and beneficially own, directly or indirectly, less than ten percent (10%) of the outstanding voting securities of the Company, its successor, any parent entity of the Company or such successor; provided that this Agreement may be terminated at any time by written notice to the Company from Advisor. For the avoidance of doubt, termination of this Agreement will not relieve any party from liability for any breach of this Agreement at or prior to such termination. In the event of a termination of this Agreement, on the date of such termination, the Company will pay to Advisor (or its designee) all unpaid Advisory Fees due to Advisor with respect to periods ending on the date of termination and will reimburse Advisor for all Out-of-Pocket Expenses as of such date of termination.

(b) Sections 4 through 14 of this Agreement shall survive termination of this Agreement with respect to matters arising before or after such termination.

Section 6. Disclaimer and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. Neither Advisor nor any Advisor Designee makes any representations or warranties, express or implied, in respect of the services to be provided by Advisor or the Advisor Designees hereunder. In no event will Advisor, any Advisor Designee or any of their respective former, current or future partners, members, stockholders, Affiliates, associates, associated investment funds, officers, directors, employees, controlling persons, agents or representatives, or any former, current or future partners, members, stockholders, Affiliates, associates, associated investment funds, officers, directors, employees, controlling persons, agents or representatives of any of the foregoing (together with Advisor and the Advisor Designees, the “Advisor Related Parties”) be liable to the Company or any of its Affiliates for any act, alleged act, omission or alleged omission hereunder that does not constitute a breach of this Agreement by, or gross negligence or willful misconduct of, Advisor or an Advisor Designee, as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that the Advisor Related Parties currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which one or more Advisor Related Parties may serve as an advisor, a director or in some other capacity, and in recognition that the Advisor Related Parties have myriad duties to various investors and partners, and in anticipation that the Company and its Affiliates, on the one hand, and the Advisor Related Parties, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company and its Affiliates hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company and its subsidiaries as they may involve the Advisor Related Parties. Except as Advisor may otherwise agree in writing after the date hereof:

(i) Each Advisor Related Party will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its Affiliates), (B) to directly or indirectly do business with any client or customer of the Company or any of its Affiliates, (C) to take any other action that such Advisor Related Party believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b) to persons or entities other than the Company and its Affiliates, and (D) not to communicate or present potential transactions, matters or business opportunities to the Company or any of its Affiliates, and to pursue, directly or indirectly, any such opportunity for itself or a persons or entities other than the Company and its Affiliates, and to direct any such opportunity to another person or entity.

(ii) No Advisor Related Party will have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its Affiliates or to refrain from any actions specified in Section 6(b)(i), and the Company, on behalf of itself and its subsidiaries, hereby renounces and waives any right to require any Advisor Related Party to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Except as provided in this Section 6(b), no Advisor Related Party will be liable to the Company or any of its subsidiaries for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s participation therein.

(c) Limitation of Liability. In no event will any Advisor Related Party be liable to the Company or any of its Affiliates for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, relating to, in connection with or arising out of this Agreement or the performance of the services contemplated hereby, before termination of this Agreement, including, without limitation, the services to be provided by Advisor or any Advisor Designee hereunder. In no event will any Advisor Related Party be liable for damages of any kind relating to, in connection with or arising out of this Agreement for any act or omission that does not constitute a breach of this Agreement by, or gross negligence or willful misconduct of, Advisor or an Advisor Designee (as determined by a final non-appealable judgment of a court of competent jurisdiction) or for damages in excess of the fees received by Advisor hereunder for the service to which such act or omission relates.

Section 7. Indemnification

(a) The Company will indemnify, defend, exonerate and hold harmless the Advisor Related Parties from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages, costs and expenses (including, without limitation reasonable attorneys’ fees, expenses and disbursements) incurred by the Advisor Related Parties or any of them before or after the date of this Agreement, arising out of, incurred in connection with or as a result of, or in any way relating to, (i) this Agreement, the Transaction Documents, any transaction to which the Company or any of its Affiliates is a party or any other circumstances with respect to the Company or any of its Affiliates or the conduct of the business of the Company and its Affiliates or (ii) services provided by Advisor or any Advisor Designee to the Company or any of its Affiliates from time to time pursuant to this Agreement (collectively, the “Indemnified Liabilities”); provided that the foregoing indemnification rights will not be available to the extent that a court of competent jurisdiction determines by final non-appealable judgment or order that such Indemnified Liabilities arose on account of such Advisor Related Party’s gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing right to indemnification may be unavailable or unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b) The Company will reimburse any Advisor Related Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Advisor Related Party would be entitled to indemnification under the terms of Section 7(a), or any action or proceeding arising therefrom, whether or not such Advisor Related Party is a party thereto. The Company agrees that it will not, without the prior written consent of Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Advisor Related Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Advisor Related Party from all liability, without future obligation or prohibition on the part of such Advisor Related Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Advisor Related Party.

(c) The rights of any Advisor Related Party to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Advisor Related Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby acknowledges that each Advisor Related Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons or entities with whom or which such Advisor Related Party may be associated (including, without limitation, any other Advisor Related Party). The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any Indemnified Liability, (ii) the Company shall be primarily liable for all Indemnified Liabilities and any indemnification afforded to any Advisor Related Party in respect of any Indemnified Liabilities, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other person or entity with whom or which any Advisor Related Party may be associated (including, without limitation, any other Advisor Related Party) to indemnify such Advisor Related Party and/or advance expenses to such Advisor Related Party in respect of any proceeding shall be secondary to the obligations of the

Company hereunder, (iv) the Company shall be required to indemnify each Advisor Related Party and advance expenses to each Advisor Related Party hereunder to the fullest extent provided herein without regard to any rights such Advisor Related Party may have against any other person or entity with whom or which such Advisor Related Party may be associated (including, without limitation, any other Advisor Related Party) or insurer of any such person or entity and (v) the Company irrevocably waives, relinquishes and releases any other person or entity with whom or which any Advisor Related Party may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company hereunder. In the event any other person or entity with whom or which any Advisor Related Party may be associated (including, without limitation, any other Advisor Related Party) or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnified Liability owed by the Company or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against the Company or its insurer or insurers for all amounts so paid which would otherwise be payable by the Company or its insurer or insurers under this Agreement. In no event will payment of an Indemnified Liability under this Agreement by any other person or entity with whom or which any Advisor Related Party may be associated (including, without limitation, other Advisor Related Parties) or their insurers affect the obligations of the Company hereunder or shift primary liability for any Indemnified Liability to any other person or entity with whom or which such Advisor Related Party may be associated (including, without limitation, any other Advisor Related Party).

Section 8. Amendments and Waivers.

The Prior Agreement is hereby amended and restated by this Agreement, provided that for the avoidance of doubt, references to this Agreement include (with respect to periods prior to the date hereof) the Prior Agreement. No amendment or waiver of any provision of this Agreement, or consent to any departure by either party from any such provision, shall be effective unless the same shall be in writing and signed by the parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement shall not operate as or be construed to be a waiver by such party of any subsequent breach.

Section 9. Assignment.

This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the parties hereto; provided, however, that Advisor may assign or transfer its duties or interests hereunder to an Affiliate of Advisor at the sole discretion of Advisor. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that each of the Advisor Related Parties shall be third-party beneficiaries with respect to Sections 6 and 7 hereof, in each case entitled to enforce such provisions as though each such Advisor Related Party were a party to this Agreement.

Section 10. Notices.

Any and all notices hereunder shall, in the absence of receipted hand delivery, be deemed duly given when delivered, if the same shall be sent by registered or certified mail, post prepaid, facsimile, email, overnight courier or hand delivery. Notices shall be addressed to the parties at the following addresses:

If to Advisor:	Carlyle Investment Management, L.L.C.
520 Madison Avenue, 39th Floor
New York, NY 10022
Attention: Stephen H. Wise
Facsimile: (212) 893-4901
Email: Steve.Wise@carlyle.com

with a copy to:	Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004
Attention: Daniel T. Lennon, Esq.
David I. Brown, Esq.
Facsimile: (202) 637-2201
Email: Daniel.Lennon@lw.com
David.Brown@lw.com

If to the Company:	Ortho-Clinical Diagnostics, Inc.
1001 Route 202
Raritan, NJ 08869
Attention: Michael A. Schlesinger
Facsimile: +91-22-67879333
Email:
Michael.Schlesinger@orthoclinicaldiagnosics.com

Section 11. Entire Agreement.

This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

Section 12. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. EACH OF THE PARTIES HERETO ACKNOWLEDGES

AND AGREES THAT IN THE EVENT OF ANY BREACH OF THIS AGREEMENT, THE NON-BREACHING PARTY WOULD BE IRREPARABLY HARMED AND COULD NOT BE MADE WHOLE BY MONETARY DAMAGES, AND THAT, IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY, THE PARTIES SHALL BE ENTITLED TO SUCH EQUITABLE OR INJUNCTIVE RELIEF AS MAY BE APPROPRIATE. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION BELOW, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, OR, IF UNDER APPLICABLE LAW EXCLUSIVE JURISDICTION IS VESTED IN THE U.S. FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF); (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK); (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (6) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (7) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 13. Counterparts.

This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts. Each set of counterparts showing execution by all parties shall be deemed an original, and shall constitute one and the same instrument.

Section 14. Severability. If any provision or provisions of this Agreement shall be held to be invalid or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first referenced above as set forth below.

CARLYLE INVESTMENT MANAGEMENT, L.L.C.

By:	/s/ Jeffrey Ferguson
Name: Jeffrey Ferguson
Title: Authorized Person

ORTHO-CLINICAL DIAGNOSTICS, INC.

By:	/s/ Chris M. Smith
Name: Chris M. Smith
Title: CEO

Schedule I

Strategic and advisory consulting services, including, without limitation:

i.	transaction structuring services and acquisition due diligence services;

ii.	consulting services with respect to the corporate, operational and organizational structure for the Company and its subsidiaries;

iii.	assisting in identifying, contacting, and recruiting new management and operational personnel;

iv.

assistance in establishing treasury, accounting, information technology, financial reporting, accounting, human resources and payroll, insurance, contract management and other “day one” administrative functions and infrastructure;

v.	assistance in establishing appropriate policies, procedures and processes for its business;

vi.	assistance negotiating the terms of and advice concerning the implementation of transition services from Johnson & Johnson;

vii.	advice and assistance concerning transition planning;

viii.	advice and assistance concerning initial Company business plan and budgets;

ix.	assistance implementing corporate operational and organizational structure; and

x.	assistance negotiating the terms of commercial, technical, and administrative services to be provided by affiliates of Johnson & Johnson following the transactions.